Exhibit 99.1

ITG RELEASES DECEMBER 2015 U.S. TRADING VOLUMES

NEW YORK, January 11, 2016 — ITG (NYSE: ITG), a leading independent execution broker and financial technology provider, today announced that December 2015 U.S. trading volume was 2.8 billion shares and average daily volume (ADV) was 129 million shares. This compares to 2.5 billion shares and ADV of 123 million shares in November 2015 and 4.0 billion shares and ADV of 182 million shares in December 2014. There were 22 trading days in both December 2015 and December 2014 and 20 trading days in November 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

December 2015	22	2,833,713,905	128,805,178	51,632,983	243	8,011,627	13,659	31,749

FY 2015	252	40,866,135,892	162,167,206	75,196,572	259	12,133,258	15,393	33,344

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The combined average daily trading commissions in December 2015 in ITG’s Canadian, European and Asia Pacific businesses were in line with the third quarter of 2015.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###